May 11, 2012

ECOtality, Inc.

Post Montgomery Center

One Montgomery Street, Suite 2525

San Francisco, California 94104

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to ECOtality, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (the “Registration Statement”) of up to 3,937,007 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable upon conversion of that certain 5.05% Unsecured Convertible Note with an initial principal amount of $5,000,000 (the “Note”) issued to ABB Technology Ventures Ltd (the “Selling Stockholder”) pursuant to that certain Convertible Note Purchase Agreement, dated as of March 13, 2012, between the Company and the Selling Stockholder (the “Purchase Agreement”).

In connection with this opinion, we have examined originals or copies of the following documents:

(a)      the Company’s Amended and Restated Articles of Incorporation;

(b)      the Certificate of Designations for the Company’s Series A Convertible Preferred Stock;

(c)      the Second Amended and Restated Bylaws of the Company;

(d)      minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares and the Note;

(e)      the Purchase Agreement;

(f)      the Registration Rights Agreement, dated as of March 13, 2012, by and between the Company and the Selling Stockholder;

(g)      the Note;

May 11, 2012

(h)      the Registration Statement; and

(i)      such other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In rendering the opinion expressed below, we have assumed the genuineness of all signatures on all documents that we examined, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We are authorized and licensed to practice law only in the State of California.  In rendering this opinion we have conducted, to the extent we deem necessary, a reasonable inquiry and examination of applicable laws in existence on the date hereof of the General Corporation Law of the State of Nevada (the “Nevada GCL”).  With respect to matters of the Nevada GCL, we have relied on the 2010 edition of the Annotated Nevada Laws Governing Business Entities, published by Corporation Service Company.  We express no opinion as to the laws of any other time or jurisdiction or the applicability of the laws of any particular jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, paid for, sold and delivered in accordance with the Note, and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.

We expressly decline any continuing obligation to advise you after the date of this opinion of any changes in the foregoing or any changes of circumstances of which we may become aware that may affect the conclusions reached herein. This opinion is solely for use in connection with the issuance and sale of Shares under the Registration Statement, and may not be relied upon by, delivered to, or quoted by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ FARELLA BRAUN + MARTEL LLP